Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (as amended, supplemented, restated and/or modified from time to time, this “Agreement”) is entered into as of June 23, 2023, by and between Phoenix Motor Inc., a Delaware company (the “Company”), and each investor identified on the signature pages hereto (each, including its successors and assigns, an “Investor” and collectively, the “Investors”).

BACKGROUND

A.           The board of directors (the “Board of Directors”) of the Company has authorized the issuance to each of the Investors of a Note (as defined below).

B             Each Investor desires to purchase a Note on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Investor hereby agree as follows:

1.            DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings specified or indicated below, and such meanings shall be equally applicable to the singular and plural forms of such defined terms:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Aggregate Outstanding Amount” means the sum of (a) the Aggregate Principal Amount plus (b) the aggregate accrued and unpaid interest owing to all Investors on the Aggregate Principal Amount.

“Aggregate Principal Amount” has the meaning set forth in Section 2.1.

“Agreement” has the meaning set forth in the preamble.

“Board of Directors” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks are permitted or required to be closed in New York City.

“Change of Control” means, with respect to the Company:

(a)	a change in the composition of the Board of Directors at a single shareholder meeting where a majority of the individuals that were directors of the Company immediately prior to the start of such shareholder meeting are no longer directors at the conclusion of such meeting;

(b)	a change in composition of the Board of Directors prior to the termination of this Agreement where a majority of the individuals that were directors as of the date of this Agreement cease to be directors of the Company prior to the termination of this Agreement;

(c)	unless their replacements shall be approved by the Requisite Holder, in its sole discretion, any two of the individuals who are the Chief Executive Officer, Chief Financial Officer or Chairman of the Board of Directors as of the date of this Agreement cease to hold such position at any time prior to the termination of this Agreement;

(d)	other than a shareholder that holds such a position at the date of this Agreement, if a Person comes to have beneficial ownership, control or direction over more than forty percent (40%) of the voting rights attached to any class of voting securities of the Company; or

(e)	the sale or other disposition by the Company or any of its Subsidiaries in a single transaction, or in a series of transactions, of all or substantially all of their respective assets.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 2.1.

“Common Stock” means the common stock of the Company with a par value of $0.0004 per share.

“Common Stock Equivalent” means any convertible security or warrant, option or other right to subscribe for or purchase any shares of Common Stock or any convertible security convertible into shares of Common Stock.

“Company” has the meaning set forth in the preamble.

“Conversion Shares” means the shares of Common Stock issuable upon the full or any partial conversion of a Note.

“Equity Interests” means and includes the Company Stock and any Common Stock Equivalents.

“Event of Default” has the meaning set forth in Section 7.1.

“Exempted Securities” means (a) shares of Common Stock or rights, warrants or options to purchase shares of Common Stock issued in connection with any payment of fees to bona fide vendors of services to the Company or its Subsidiaries, (b) equity securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock, (c) shares of Common Stock or rights, warrants, options or other securities to purchase shares of Common Stock issued to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors (“Equity Plans”), (d) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement as disclosed on Schedule 1 hereto, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (e) shares of Common Stock issued for the payment of Interest (as defined in the Note) pursuant to the terms and conditions of the Note, or (f) securities, subject to a written agreement of the recipients thereof not to sell such securities for a period of no less than twelve months from their date of issuance, issued in connection with acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction (i) in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, or (ii) resulting in a Change of Control.

“Funding Amount” shall mean, in respect of any Investor, the amount identified as such on the signature page hereto executed by such Investor, and in the aggregate an amount equal to no greater than Four Million Six Hundred Sixty-Six Thousand Five Hundred and zero/100 Dollars ($4,666,500.00).

“Investor” has the meaning set forth in the preamble.

“Investor Group” shall mean, in respect of each Investor, such Investor plus any other Person with which such Investor is considered to be part of a group under Section 13 of the 1934 Act or with which the Investor otherwise files reports under Sections 13 and/or 16 of the 1934 Act.

“Investor Party” has the meaning set forth in Section 5.12(a).

“Investor Shares” means the Conversion Shares, and any other shares issued or issuable to the Investors pursuant to this Agreement or the Notes.

“IP Rights” has the meaning set forth in Section 3.10.

“Law” means any law, rule, regulation, order, judgment or decree, including, without limitation, any federal and state securities laws.

“Lead Investor” means __________________.

“Losses” has the meaning set forth in Section 5.12(a).

“Material Adverse Effect” means any material adverse effect on (i) the businesses, properties, assets, operations, results of operations or financial condition of the Company, or Company and the Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or to perform in any material respect its obligations hereunder or under the Notes; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) any adverse effect resulting from or arising out of general economic conditions; (b) any adverse effect resulting from or arising out of general conditions in the industries in which the Company and the Subsidiaries operate; (c) any adverse effect resulting from any changes to applicable Law; or (d) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (a) through (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and/or the Subsidiaries compared to other participants in the industries in which the Company and the Subsidiaries operate.

“Maximum Percentage” means 4.99%; provided, that if at any time after the date hereof an Investor Group beneficially owns in excess of 4.99% of any class of Equity Interests in the Company that is registered under the 1934 Act (excluding any Equity Interests deemed beneficially owned by virtue of a Note), then the Maximum Percentage shall automatically increase to 9.99% so long as the Investor Group owns in excess of 4.99% of such class of Equity Interests (and shall, for the avoidance of doubt, automatically decrease to 4.99% upon the Investor Group ceasing to own in excess of 4.99% of such class of Equity Interests).

“Money Laundering Laws” has the meaning set forth in Section 3.25.

“Net Short Position” means in respect of any Person a position whereby such Person has executed one or more sales of shares of Common Stock that is executed at a time when such Investor, either (i) has not already delivered a notice of conversion under a Note for an equivalent number of shares of Common Stock, or (ii) has no other equivalent offsetting long position in the Common Stock (or is deemed to have a long position hereunder or otherwise in accordance with Regulation SHO of the 1934 Act); provided, that, for purposes of such calculations, any short sales that would otherwise be marked as a "long" sale, but for the occurrence of a failure to deliver shares by the Company in respect of a Note and/or any other breach by the Company (or its affiliates or agents, including, without limitation, the Transfer Agent) of any Transaction Document, in each case, shall be excluded from such calculations.

“New Securities” means, collectively, equity or debt securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity or debt securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity or debt securities.

“Note” has the meaning set forth in Section 2.1.

“OFAC” has the meaning set forth in Section 3.23.

“Offer Notice” has the meaning set forth in Section 10.1.

“Permitted YA SEPA/ATM Issuance” shall mean an issuance of shares of Common Stock in accordance with the terms of the YA SEPA or pursuant to an “at the market” offering program, occurring prior to the date that is the earlier of (i) six months from the date hereof, and (ii) the date that the Investor Shares may be immediately resold under Rule 144 without restriction on the number of shares to be sold or manner of sale or the date the Investor Shares have been registered for resale under the 1933 Act and may be sold without restriction, and at a price per share greater than or equal to $1.00.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Amount” has the meaning set forth in Section 2.1.

“Proceedings” has the meaning set forth in Section 3.6.

“Prohibited Transaction” means a transaction with a third party or third parties in which the Company issues or sells (or arranges or agrees to issue or sell):

(a)           any debt, equity or equity linked securities (including options or warrants) that are convertible into, exchangeable or exercisable for, or include the right to receive shares of Common Stock:

(i)             at a conversion, repayment, exercise or exchange rate or other price that varies over time based upon a discount to the future trading prices of, or quotations for, shares of Common Stock; or

(ii)            at a conversion, repayment, exercise or exchange rate or other price that is subject to being reset at some future date after the initial issuance of such debt, equity or equity linked security or upon the occurrence of specified or contingent events (other than warrants that may be repriced by the Company); or

(b)          any securities in a capital or debt raising transaction or series of related transactions which grant to an investor the right to receive additional securities based upon future transactions of the Company on terms more favorable than those granted to such investor in such first transaction or series of related transactions;

Notwithstanding the foregoing, and for the avoidance of doubt, rights issuances, shareholder purchase plans, or Equity Plans, and Permitted YA/ATM SEPA Issuances shall not be deemed to be a Prohibited Transaction.

“Required Minimum” means, as of any date, two (2) times the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Conversion Shares issuable upon conversion in full of the Notes, ignoring any conversion or exercise limits set forth therein based on a conversion price of $______.

“Registrable Shares” means the Investor Shares, provided that any particular securities of such Registrable Shares shall cease to be Registrable Shares when (i) any registration statement of the Company that covers the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have become eligible to be sold to the public by the Purchaser pursuant to Rule 144 under the Securities Act without any limitations on volume or manner of sale, or (iii) subsequent disposition of such securities shall not require registration or qualification of them under the Securities Act or of any similar state law then in force.

“Requisite Holder” means the Lead Investor or any successor in interest to the Lead Investor that is mutually agreed to by the Lead Investor and the Company. For the purposes of clarity hereunder, only one entity shall serve as the Requisite Holder at any time hereunder and the affirmative action or consent by the Requisite Holder shall bind all Investors hereunder.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.5(a).

“Securities” means the Notes and the Investor Shares.

“Securities Termination Event” means a banking moratorium has been declared by the United States or the New York State authorities and is continuing for a consecutive period of greater than seven (7) Business Days.

“Shareholder Approval” shall mean the approval of the holders of the requisite number of the outstanding shares of Common Stock to ratify and approve all of the transactions contemplated by the Transaction Documents, including the issuance of all of Investor Shares (as such term is defined in each of such documents) issued and potentially issuable to the Investor thereunder, all as may be required by the applicable rules and regulations of the Trading Market (or any successor entity).

“Shareholder Consents” shall mean the written consent of such holders of Common Stock as the Lead Investor shall require in its sole discretion, whereby such holders agree to ratify and approve all of the transactions contemplated by the Transaction Documents, including the issuance of all of Investor Shares (as such term is defined in each of such documents) issued and potentially issuable to the Investors thereunder.

“Subsidiaries” and “Subsidiary” have the meaning set forth in Section 3.4(b).

“Trading Day” means a day on which the shares of Common Stock are traded on a Trading Market.

“Trading Market” means whichever of the New York Stock Exchange, NYSE American, or the Nasdaq Stock Market (including the Nasdaq Capital Market), on which the shares of Common Stock are listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the Notes, the Transfer Agent Instruction Letter, and any other documents or agreements executed or delivered in connection with the transactions contemplated hereunder.

“Transfer Agent” means VStock Transfer, LLC having its at offices at 18 Lafayette Place, Woodmere, NY 11598.

“Transfer Agent Instruction Letter” means a letter of irrevocable instructions addressed by the Company to the Transfer Agent, acceptable to the Investor in its sole discretion.

“YA SEPA” means that certain Standby Equity Purchase Agreement, dated as of November 22, 2022, among the Company and the YA II PN, Ltd.

2.            PURCHASE AND SALE OF THE NOTES.

2.1            Purchase and Sale of the Notes. Subject to the terms and conditions set forth herein, at the Closing, the Company shall issue and sell to each Investor, and each Investor shall purchase from the Company, a convertible promissory note, in the form attached hereto as Exhibit A (each, a “Note” and together, the “Notes”), in the principal amount set forth on the signature page hereto executed by such Investor, which shall carry an original issue discount of eight and a half percent (8.5%), or in the aggregate, up to Four Hundred Thirty Three Thousand Five Hundred and zero/100 Dollars ($433,500.00) (the “OID”), to cover the Investors’ accounting fees, due diligence fees, monitoring, and/or other transactional costs incurred in connection with the purchase and sale of the Notes, which is included in the principal balance of the Notes (each such amount, the “Principal Amount” of such Note, and all of the Principal Amounts together, the “Aggregate Principal Amount”), with the purchase price of the Notes be computed by subtracting the OID from the Principal Amount, and shall equal in the aggregate, up to Four Million Six Hundred Sixty-Six Thousand Five Hundred zero/100 Dollars and ($4,666,500.00) (the “Purchase Price”). No Investor nor the Company shall take any contrary position on any tax return, or in any audit, claim, investigation, inquiry or proceeding in respect of taxes, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended (the “Code”), or any analogous provision of applicable state, local or non-U.S. law.

2.2            Closing. The closing of the transactions contemplated by this Agreement (each, a “Closing”) shall occur in tranches (each, a “Tranche”), with the Closing of the first Tranche consisting of Notes with an aggregate Purchase Price of five hundred forty-nine thousand dollars ($549,000) and an aggregate Principal Amount (including OID) of Six Hundred Thousand and zero/100 Dollars ($600,000.00) (the “Initial Closing”). The Closing of the second Tranche consisting of Notes with an aggregate Purchase Price of $915,000 and an aggregate Principal Amount (including OID) of One Million and zero/100 Dollars ($1,000,000.00) is conditioned on the Company’s satisfaction of the Good Standing Condition (as defined in the Notes). The Closing of the subsequent Tranches, consisting of an aggregate Purchase Price of up to Three Million Two Hundred Two Thousand Five Hundred and zero/100 Dollars ($3,202,500.00) and an aggregate Principal Amount (including OID) of up to Three Million Five Hundred Thousand and zero/100 Dollars ($3,500,000.00) shall be payable by the Investor to the Company over multiple additional closings at the sole and absolute discretion, in whole or in part, of the Investor on any date that is prior to the date that is 36 months of date of the initial Closing.

The Closings with respect to each Tranche hereto, including payment for and delivery of the Notes, shall take place remotely via the exchange of documents and signatures, no later than one (1) Business Day following the satisfaction or waiver of the applicable conditions set forth in this Agreement, including in this Section 2.2 and in Section 6, or at such other time and place as the Company and the Investor agree upon, orally or in writing (the “Closing,” and the date of the Closing being the “Closing Date”).

2.3            Senior Obligation. As an inducement for the Investor to enter into this Agreement and to purchase the Note, all obligations of the Company pursuant to this Agreement and the Note shall be senior in payment to any subsequent Indebtedness (as defined in the Note) of the Company.

2.4            Pro Rata Payments. The Company and each Investor hereby agree that, notwithstanding anything to the contrary contained herein or in the Notes, to the extent the Company is obligated to make any payments hereunder or under the Notes to the Investors (or offers to make any prepayments hereunder or thereunder), all such payments shall be applied to outstanding principal amount of the Notes held by all Investors on a pro rata basis based on the Aggregate Outstanding Amount at the time of such prepayment. If any Investor shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of outstanding amounts under the Notes resulting in such Investor receiving payment of a proportion of the Aggregate Outstanding Amount greater than its pro rata share thereof as provided herein, then the Investor receiving such greater proportion shall (a) notify the other Investors of such fact, and (b) purchase (for cash at face value) participations in the principal amount owing to the other Investors under the applicable Notes, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Investors ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Notes and other amounts owing them. The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Investor acquiring a participation pursuant to the foregoing arrangement may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Investor were a direct creditor of the Company in the amount of such participation.

3.            REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to each Investor and covenants with each Investor that, the following representations and warranties are true and correct:

3.1            Organization and Qualification. The Company is a company duly incorporated and validly existing in good standing under the Laws of Delaware and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the ownership of its property or the nature of the business as currently conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

3.2            Authorization; Enforcement; Compliance with Other Instruments. The Company has the requisite corporate power and authority to execute the Transaction Documents, to issue and sell the Notes pursuant hereto, and to perform its obligations under the Transaction Documents, including issuing the Investor Shares on the terms set forth in this Agreement. The execution and delivery of the Transaction Documents by the Company and the issuance and sale of the Securities pursuant hereto have been duly and validly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, its shareholders or any other Person in connection therewith. The Transaction Documents have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

3.3            No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Notes hereunder will not (a) conflict with or result in a violation of the Company’s Memorandum and Articles of Association, (b) conflict in any material respect with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material agreement to which the Company or any of the Subsidiaries is a party, or (c) subject to the making of the filings referred to in Section 5 and the filing of a Listing of Additional Shares with the NASDAQ Capital Market, violate in any material respect any Law or any rule or regulation of the Trading Market applicable to the Company or any of the Subsidiaries or by which any of their properties or assets are bound or affected. Assuming the accuracy of each Investor’s representations in Section 4 and subject to the making of the filings referred to in Section 5 and a Listing of Additional Shares with the NASDAQ Capital Market, (i) no approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party (including the Trading Market) in connection with the issuance of the Notes and the other transactions contemplated by this Agreement (including the issuance of the Conversion Shares upon conversion of the Notes) and (ii) the issuance of the Notes, and the issuance of the Conversion Shares upon the conversion of the Notes will be exempt from the registration and qualification requirements under the 1933 Act and all applicable state securities Laws.

3.4            Capitalization and Subsidiaries.

 (a)            The authorized shares of the Company consists of 450,000,000 shares of Common Stock, par value $0.0004 and 50,000,000 shares of Preferred Stock, par value $0.0004. As of the close of business on date of mutual execution of this Agreement, 21,291,924 shares of Common Stock were issued and outstanding.  The Conversion Shares, when issued upon conversion of a Note in accordance with its terms, will be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. Other than as provided in Schedule 3.4(a), no shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. The Company’s Certificate of Incorporation and Bylaws on file with the SEC are true and correct copies of the Company’s Certificate of Incorporation and Bylaws as in effect as of the date hereof. The Company is not in violation of any provision of its Certificate of Incorporation or Bylaws.

 (b)            Schedule 3.4(b) lists each direct and indirect subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”) and indicates for each Subsidiary (i) the authorized capital stock or other Equity Interest of such Subsidiary as of the date hereof, (ii) the number and kind of shares or other ownership interests of such Subsidiary that are issued and outstanding as of the date hereof, and (iii) the owner of such shares or other ownership interests. No Subsidiary has any outstanding stock options, warrants or other instruments pursuant to which such Subsidiary may at any time or under any circumstances be obligated to issue any shares of its capital stock or other Equity Interests. Each Subsidiary is duly organized and validly existing in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to own its properties and to carry on its business as now being conducted.

 (c)            Neither the Company nor any Subsidiary is bound by any agreement or arrangement pursuant to which it is obligated to register the sale of any securities under the 1933 Act. There are no outstanding securities of the Company or any of the Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem or purchase any security of the Company or any Subsidiary. There are no outstanding securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Notes, or the Investor Shares. Neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

 (d)            The issuance and sale of any of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person other than the Investors and will not result in the adjustment of the exercise, conversion, exchange, or reset price of any outstanding securities.

3.5            SEC Documents; Financial Statements.

 (a)            As of the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

 (b)            As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, and audited by a firm that is a member of the Public Company Accounting Oversight Board consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto, or, in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other written information provided by or on behalf of the Company to an Investor in connection with such Investor’s purchase of a Note which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

 (c)            Except as disclosed in the SEC Documents, the Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US generally accepted accounting principles and to maintain asset accountability, (iii) reasonable controls to safeguard assets are in place and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.6            Litigation and Regulatory Proceedings. Except as disclosed in SEC Documents, there are no material actions, causes of action, suits, claims, proceedings, inquiries or investigations (collectively, “Proceedings”) before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of Company or any of the Subsidiaries, threatened against or affecting the Company or any of the Subsidiaries, the shares of Common Stock or any other class of issued and outstanding shares of the Company, or any of the Company’s or the Subsidiaries’ officers or directors in their capacities as such and, to the knowledge of the executive officers of the Company, there is no reason to believe that there is any basis for any such Proceeding.

3.7            No Undisclosed Events, Liabilities or Developments. No event, development or circumstance has occurred or exists, or to the knowledge of the executive officers of the Company is reasonably anticipated to occur or exist that (a) would reasonably be anticipated to have a Material Adverse Effect or (b) would be required to be disclosed by the Company under applicable securities Laws on a Current Report on Form 8-K and which has not been publicly announced.

3.8            Compliance with Law. The Company and each of the Subsidiaries have conducted and are conducting their respective businesses in compliance in all material respects with all applicable Laws and are in compliance in all material respects with the rules and regulations of the Trading Market. The Company is not aware of any facts which could reasonably be anticipated to lead to a delisting of the shares of Common Stock by the Trading Market in the future.

3.9            Employee Relations. Neither the Company nor any Subsidiary is involved in any union labor dispute nor, to the knowledge of the Company, is any such dispute threatened. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company’s employ or otherwise terminate such officer’s employment with the Company.

3.10          Intellectual Property Rights. The Company and each Subsidiary owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, “IP Rights”) reasonably necessary to conduct their respective businesses as now conducted. None of the material IP Rights of the Company or any of the Subsidiaries are expected to expire or terminate within three (3) years from the date of this Agreement. To the knowledge of the Company after commercially reasonable inquiry, neither the Company nor any Subsidiary is infringing, misappropriating or otherwise violating any IP Rights of any other Person. To the knowledge of the Company, no claim has been asserted, and no Proceeding is pending, against the Company or any Subsidiary alleging that the Company or any Subsidiary is infringing, misappropriating or otherwise violating the IP Rights of any other Person, and, to the Company’s knowledge, no such claim or Proceeding is threatened, and the Company is not aware of any facts or circumstances which might give rise to any such claim or Proceeding. The Company and the Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of their material IP Rights.

3.11          Environmental Laws. Except, in each case, as would not be reasonably anticipated to have a Material Adverse Effect, the Company and the Subsidiaries (a) are in compliance with any and all applicable Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, (b) have received and hold all material permits, licenses or other approvals required of them under all such Laws to conduct their respective businesses and (c) are in compliance with all material terms and conditions of any such permit, license or approval.

3.12          Title to Assets. The Company and the Subsidiaries have good and marketable title to all personal property owned by them which is material to their respective businesses, in each case free and clear of all liens, encumbrances and defects except those set forth on Schedule 3.12. Any real property and facilities held under lease by the Company or any Subsidiary are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and the Subsidiaries.

3.13          Insurance. The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any of the Subsidiaries has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will not be able to renew all existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

3.14         Regulatory Permits. The Company and the Subsidiaries have in full force and effect all certificates, approvals, authorizations and permits from all regulatory authorities and agencies necessary to own, lease or operate their respective properties and assets and conduct their respective businesses, and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit, except for such certificates, approvals, authorizations or permits with respect to which the failure to hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.15         No Materially Adverse Contracts, Etc. Neither the Company nor any of the Subsidiaries is (a) subject to any charter, corporate or other legal restriction, or any judgment, decree or order which in the judgment of the Company’s officers has or is expected in the future to have a Material Adverse Effect or (b) a party to any contract or agreement which in the judgment of the Company’s management has or would reasonably be anticipated to have a Material Adverse Effect.

3.16         Taxes. Other than as provided on Schedule 3.16, the Company and the Subsidiaries each has made or filed, or caused to be made or filed (or has received valid extensions to file), all United States federal, and applicable state, local and non-U.S. tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, required to be paid by it, regardless of whether such amounts are shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings and for which it has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and, to the knowledge of the Company, there is no basis for any such claim.

3.17         Solvency. After giving effect to the receipt by the Company of the proceeds from the transactions contemplated by this Agreement, (a) the Company’s book value of its assets exceeds the Company’s book value of existing debts and other liabilities (ignoring any potential contingent liabilities) as they mature; and (b) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets at book value, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt at book value. net equity will be positive. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction.

3.18         Investment Company. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.19         Certain Transactions. Other than as disclosed in the SEC Documents, there are no contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director, officer or employee thereof on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of shareholders.

3.20         No General Solicitation. Neither the Company, nor any of its Affiliates, nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes pursuant to this Agreement.

3.21         Acknowledgment Regarding the Investors’ Purchase of the Notes. The Company’s Board of Directors has approved the execution of the Transaction Documents and the issuance and sale of the Notes, based on its own independent evaluation and determination that the terms of the Transaction Documents are reasonable and fair to the Company and in the best interests of the Company and its shareholders. The Company is entering into this Agreement and is issuing and selling the Notes voluntarily. The Company has had independent legal counsel of its own choosing review the Transaction Documents and advise the Company with respect thereto. The Company acknowledges and agrees that each Investor is acting solely in the capacity of an arm’s length purchaser with respect to its Note and the transactions contemplated hereby and that neither such Investor nor any person affiliated with such Investor is acting as a financial advisor to, or a fiduciary of, the Company (or in any similar capacity) with respect to execution of the Transaction Documents or the issuance of the Notes or any other transaction contemplated hereby.

3.22         No Brokers’, Finders’ or Other Advisory Fees or Commissions. No brokers, finders or other similar advisory fees or commissions will be payable by the Company or any Subsidiary or by any of their respective agents with respect to the issuance of the Notes or any of the other transactions contemplated by this Agreement.

3.23         OFAC. None of the Company nor any of the Subsidiaries nor, to the best knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company and/or any Subsidiary has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use any proceeds received from the Investor, or lend, contribute or otherwise make available such proceeds to its Subsidiaries or to any affiliated entity, joint venture partner or other person or entity, to finance any investments in, or make any payments to, any country or person currently subject to any of the sanctions of the United States administered by OFAC.

3.24         No Foreign Corrupt Practices. None of the Company or any of the Subsidiaries has, directly or indirectly: (a) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental authority of any jurisdiction except as otherwise permitted under applicable Law; or (b) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Company or its Subsidiaries and their respective operations and the Company has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such legislation.

3.25         Anti-Money Laundering. The operations of each of the Company and the Subsidiaries are and have been conducted at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction of incorporation and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental authority involving the Company or its Subsidiaries with respect to any of the Money Laundering Laws is, to the best knowledge of the Company, pending, threatened or contemplated.

3.26         Disclosure. The Company confirms that neither it, nor to its knowledge, any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that the Company believes constitutes material, non-public information. The Company understands and confirms that the Investor will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosures provided to the Investor regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.27         Available Shares of Common Stock. As of the date of this Agreement, the Company has capacity under the rules and regulations of the Trading Market to issue up to _4,258,384 shares of Common Stock (or securities convertible into or exercisable for Common Shares) without obtaining Shareholder Approval.

3.28         Indebtedness. Except for as listed on Schedule 3.28, the Company or any Subsidiary has no outstanding Indebtedness. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP. Except as set forth on Schedule 3.28, neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

3.29         No Other Representations. Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, the Company makes no other representations or warranties to the Investors.

4.            REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR. Each Investor represents and warrants to the Company as follows:

4.1           Organization and Qualification. Such Investor is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.

4.2           Authorization; Enforcement; Compliance with Other Instruments. Such Investor has the requisite power and authority to enter into the Transaction Documents, purchase the Notes and to perform its obligations thereunder. The execution and delivery by such Investor of the Transaction Documents to which it is a party have been duly and validly authorized by such Investor’s governing body, as necessary, and no further consent or authorization is required. The Transaction Documents to which it is a party have been duly and validly executed and delivered by such Investor and constitute valid and binding obligations of such Investor, enforceable against such Investor in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

4.3           No Conflicts. The execution, delivery and performance of the Transaction Documents to which it is a party by such Investor and the purchase of a Note by such Investor will not (a) conflict with or result in a violation of such Investor’s organizational documents, if applicable, (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which such Investor is a party, or (c) violate any Law applicable to such Investor or by which any of such Investor’s properties or assets are bound or affected. No approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party in connection with the purchase of a Note and the other transactions contemplated by this Agreement.

4.4           Investment Intent; Accredited Investor. Each Investor is purchasing its Note for its own account, for investment purposes, and not with a view towards distribution. Such Investor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the 1933 Act. Such Investor has, by reason of its business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (a) evaluating the merits and risks of an investment in its Note and the Investor Shares and making an informed investment decision, (b) protecting its own interests and (c) bearing the economic risk of such investment for an indefinite period of time.

4.5           Acknowledgement of Risk; Opportunity to Discuss. Each Investor acknowledges that an investment in the Company is speculative and subject to numerous risks, including those risks described in the SEC Documents. Each Investor has reviewed and understands the risks related to the Company and its business as described in the SEC Documents. Each Investor has received all materials relating to the business, finance and operations of the Company and the Subsidiaries as it has requested and has had an opportunity to discuss the business, management and financial affairs of the Company and the Subsidiaries with the Company’s management. In making its investment decision, such Investor has relied solely on its own due diligence performed on the Company by its own representatives.

4.6            Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that neither the Lead Investor, any Investor nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Notes.

4.7            Certain Transactions. Other than consummating the transactions contemplated hereunder, such Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, directly or indirectly held a Net Short Position. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

4.8           No Other Representations.      Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, such Investor makes no other representations or warranties to the Company.

5.            OTHER AGREEMENTS OF THE PARTIES.

5.1            Restrictions on Transfer.  The Investor Shares, when issued, will be restricted and certificates relating to the same shall bear a restrictive legend unless they are registered in an effective registration statement or available for resale pursuant to Rule 144 under the 1934 Act.

5.2            Furnishing of Information. As long as an Investor owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act. As long as an Investor owns Securities, if the Company is not required to file reports pursuant to the 1934 Act, it will prepare and furnish to such Investor and make publicly available in accordance with Rule 144(c) such information as is required for such Investor to sell the Investor Shares under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Investor Shares without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144 or other applicable exemptions.

5.3           Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the 1933 Act of the sale of the Securities to the Investor.

5.4           Notification of Certain Events. The Company shall give prompt written notice to each Investor of (a)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or (b) any Proceeding pending or, to the Company’s knowledge, threatened against a party relating to the transactions contemplated by this Agreement or any other Transaction Document.

5.5           Available Shares. The Company shall at all times keep authorized and available for issuance, free of preemptive rights, the Required Minimum of shares of Common Stock. If the Company determines at any time that it does not have a sufficient number of authorized shares of Common Stock to keep available for issuance as described in this Section 5.5, the Company shall use all commercially reasonable efforts to increase the number of authorized shares of Common Stock by seeking approval from its shareholders for the authorization of such additional shares.

5.6            Use of Proceeds. The Company will use the proceeds from the sale of the Notes to fund its general working capital.

5.7            No Net Short Position. Each Investor hereby agrees solely with the Company, severally and not jointly, and not with any other Investor, for so long as such Investor owns any Notes, such Investor shall not maintain a Net Short Position.

5.8            Reserved.

5.9            Prohibited Transactions. The Company hereby covenants and agrees not to enter into any Prohibited Transactions without the prior written consent of the Requisite Holders, until thirty (30) days after such time as the eighty percent (80%) of Notes have been repaid in full and/or has been converted into Conversion Shares.

5.10         Securities Laws Disclosure; Publicity. The Company shall, within four (4) Trading Days following the date hereof, file a Form 8-K report disclosing the material terms of the transactions contemplated hereby and including this Agreement as an exhibit thereto; provided, that the Company may not issue such press release or file such Form 8-K without the prior written consent of the Requisite Holders, which consent shall not be unreasonably withheld. The Company shall not issue any press release nor otherwise make any such public statement regarding the Investors or the Transaction Documents without the prior written consent of the Requisite Holders, except if such disclosure is required by Law, in which case the Company shall (a) ensure that such disclosure is restricted and limited in content and scope to the maximum extent permitted by Law to meet the relevant disclosure requirement and (b) provide a copy of the proposed disclosure to the Requisite Holders for review prior to release and the Company shall incorporate the reasonable comments of the Requisite Holders. Following the execution of this Agreement, each Investor and its Affiliates and/or advisors may, upon receiving the prior written consent of the Requisite Holder, place announcements on their respective corporate websites and in financial and other newspapers and publications (including, without limitation, customary “tombstone” advertisements) describing such Investor’s relationship with the Company under this Agreement and including the name and corporate logo of the Company. Notwithstanding anything herein to the contrary, to comply with United States Treasury Regulations Section 1.6011-4(b)(3)(i), each of the Company and each Investor, and each employee, representative or other agent of the Company or such Investor, may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment, and the U.S. federal and state income tax structure, of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to such recipient.

5.11         Indemnification of the Investors.

 (a)            The Company will indemnify and hold each Investor, its Affiliates and their respective directors, officers, managers, shareholders, members, partners, employees and agents and permitted successors and assigns (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation and defense (collectively, “Losses”) that any such Investor Party may suffer or incur as a result of or relating to:

(i)            any material breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document;

(ii)            any material misrepresentation made by the Company in any Transaction Document or in any SEC Document;

(iii)            any material omission to state any material fact necessary in order to make the statements made in any SEC Document, in light of the circumstances under which they were made, not misleading;

(iv)            any Proceeding before or by any court, public board, government agency, self-regulatory organization or body based upon, or resulting from the execution, delivery, performance or enforcement of any of the Transaction Documents or the consummation of the transactions contemplated thereby, and whether or not such Investor is party thereto by claim, counterclaim, crossclaim, as a defendant or otherwise, or if such Proceeding is based upon, or results from, any of the items set forth in clauses (i) through (iii) above. If any action shall be brought against any Investor Party in respect of which indemnity may be sought pursuant to this Agreement, such Investor Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Investor Party. The Company will not be liable to any Investor Party under this Agreement (a) for any settlement by an Investor Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (b) to the extent, but only to the extent that a loss, claim, damage or liability is primarily attributable to any Investor Party’s breach of any of the representations, warranties, covenants or agreements made by such Investor Party in this Agreement or in the other Transaction Documents.

 (b)            In addition to the indemnity contained herein, the Company will reimburse each Investor Party for its reasonable and documented legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

 (c)            The provisions of this Section 5.11 shall survive the termination or expiration of this Agreement.

5.12         Non-Public Information. Except to the extent necessary to fulfill its notice, disclosure or similar obligations hereunder or under any Transaction Document, the Company covenants and agrees that neither it nor any other Person acting on its behalf will provide the Investors or their agents or counsel with any information that the Company believes constitutes material, non-public information. Except in connection with the fulfillment of its notice, disclosure or similar obligations hereunder or under any Transaction Document, to the extent the Company provides an Investor with material, non-public information, the Company shall publicly disclose such information within forty-eight (48) hours of providing the information to such Investor. The Company understands and confirms that the Investors shall be relying on the foregoing representation in effecting transactions in securities of the Company. In the event that the Company fails to comply with its obligations under this Section 5.12, a liquidated damages charge of 1% of the outstanding principal balance of the Notes will be assessed and will become immediately due and payable each month while such failure remains uncured to the Investors at their election in the form of a cash payment or added to the balance of the Note.

5.13         Reserved.

5.14         Listing of Securities. The Company shall: (a) in the time and manner required by each Trading Market on which the shares of Common Stock are listed, prepare and file with such Trading Market an additional shares listing application covering the Investor Shares, (b) take all steps necessary to cause such shares to be approved for listing on each Trading Market on which the shares of Common Stock are listed promptly thereafter, (c) provide to each Investor evidence of such listing upon request, and (d) maintain the listing of such shares on each such Trading Market for so long as any Investor holds Investor Securities.

5.15         Reserved.

5.16         Shareholder Approval. The Company shall hold a special meeting of shareholders (which may also be at the annual meeting of shareholders) as promptly as possible following the date hereof but in no event later than December 31, 2023, for the purpose of obtaining the Shareholder Approval. If the Company does not obtain Shareholder Approval at the first meeting, the Company shall call a meeting every four months thereafter to seek Shareholder Approval until the date the Shareholder Approval is obtained.

5.17         Share Transfer Agent. The Company’s share transfer agent is VStock Transfer, LLC. To the Company’s knowledge, such transfer agent participates in the Depository Trust Company Fast Automated Securities Transfer program. For so long as any Investor holds Investor Securities, the Company shall not change its share transfer agent without the prior written consent of the Requisite Holder.

5.18         Tax Treatment. Each Investor and the Company agree that for U.S. federal income tax purposes, and applicable state, local and non-U.S. income tax purposes, the Notes are not intended to be, and shall not be, treated as indebtedness. No Investor nor the Company shall take any contrary position on any tax return, or in any audit, claim, investigation, inquiry or proceeding in respect of taxes, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code, or any analogous provision of applicable state, local or non-U.S. law.

5.19         Set-Off.

 (a)            Each Investor may, subject to the provisions of Section 2.4 hereof, set off any of its obligations to the Company (whether or not due for payment), against any of the Company’s obligations to such Investor (whether or not due for payment) under this Agreement and/or any other Transaction Document.

 (b)            Each Investor may do anything necessary to effect any set-off undertaken in accordance with this Section 5.19 (including varying the date for payment of any amount payable by the Investor to the Company).

 (c)            The Company may set off any of its obligations to an Investor (whether or not due for payment), against any of such Investor's obligations to the Company (whether or not due for payment) under this Agreement and/or any other Transaction Document.

 (d)            The Company may do anything necessary to effect any set-off undertaken in accordance with this Section 5.19 (including varying the date for payment of any amount payable by the Company to an Investor).

5.20         Piggy-Back Registration.

 (a)            If the Company proposes to register any of its Common Stock, it will give prompt written notice to the Investors of its intention to effect such registration (the "Incidental Registration"). Within ten Business Days of receiving such written notice of an Incidental Registration, each Investor may make a written request (the "Piggy-Back Request") that the Company include in the proposed Incidental Registration all, or a portion, of the Registrable Shares owned by the Investor (which Piggy-Back Request shall set forth the number of Registrable Shares intended to be disposed of by the Investor and the intended method of disposition thereof).

 (b)            The Company will use its commercially reasonable efforts to include in any Incidental Registration all Registrable Shares which the Company has been requested to register pursuant to any timely Piggy-Back Request, to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Shares so to be registered.

 (c)            Notwithstanding the preceding Sections 5.20(a) and 5.20(b): (i) the Company shall not be obligated pursuant to this Section 5.20 to effect a registration of Registrable Shares requested pursuant to a timely Piggy-Back Request if the Company discontinues the related Incidental Registration at any time prior to the effective date of any registration statement filed in connection therewith; (ii) if a registration pursuant to this Section 5.20 involves an underwritten offering, and the managing underwriter (or, in the case of an offering that is not underwritten, an investment banker) shall advise the Company that, in its opinion, the number of securities requested and otherwise proposed to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration the number which the Company is so advised can be sold in such offering in the following order: first, the securities the Company proposes to sell for its own account in such registration, second, the Registrable Shares of the Investor requesting to be included in such Registration, through a timely Piggy-Back Request, and, third, all other securities requested to be included in such registration on a pro rata basis; and (iii) if the Company is engaged in, or has definitive plans to engage in, any activity or negotiations that, in the good faith determination of the Board of Directors, would be adversely affected by disclosure that would be required in connection with a registration to the material detriment of the Company, then the Company may delay such registration for a period of 20 days from the date of termination or disclosure of such activity or negotiations.

6.            CLOSING CONDITIONS

6.1            Conditions Precedent to the Obligations of each Investor. The obligation of each Investor to fund its Note at each Closing is subject to the satisfaction or waiver by the Investor, at or before such Closing, of each of the following conditions:

 (a)            Required Documentation. The Company must have delivered to the Investor (i) a duly executed certificate of an officer of the Company appending thereto (A) copies of duly executed resolutions or consents, of the directors, approving and consenting to such party’s execution, performance of its obligations under the Transaction Documents and the transaction contemplated thereby, (B) true and correct copies of the organizational documents of such party, and (C) incumbency signatures of such part, and (ii) copies of each Transaction Document, duly executed by the Company or the Transfer Agent, as applicable;

 (b)            Consents and Permits. The Company must have obtained and delivered to such Investor copies of all necessary permits, approvals, and registrations necessary to effect this Agreement, the Transaction Documents and any of the transactions contemplated hereby or thereby, including pursuant to Section 3.14 of this Agreement including such Shareholder Consents as the Lead Investor shall require in its sole discretion.

 (c)            Trading Market Approval. The Company must have filed a Listing of Additional Shares with the NASDAQ Capital Market for the issuance of the of the Notes and the listing of Conversion Shares issuable upon the conversion of the Notes.

 (d)            No Event(s) of Default. Such Investor must be of the reasonable opinion that no Event of Default has occurred and no Event of Default would result from the execution of this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby.

 (e)            Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of such Closing as though made on and as of such date;

 (f)            Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to such Closing;

 (g)            No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

 (h)            No Suspensions of Trading in the shares of Common Stock; Listing. Trading in the shares of Common Stock shall not have been suspended by the SEC or any Trading Market (except for any suspensions of trading of not more than one day on which the Trading Market is open solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the shares of Common Stock shall have been at all times since such date listed for trading on a Trading Market;

 (i)            Funds Flow Request. The Company shall have delivered to each Investor a flow of funds request, substantially in the form set out in Exhibit B.

 (j)            Non-Public Information. The Company shall, on or before 9:30 a.m., New York City Time, on or prior to the first business day after the date of each Closing, release or file, as applicable, a press release or a Current Report on Form 8-K describing the terms of the Closing (the “Cleansing Release”). From and after the filing of the Cleansing Release, the Company shall have disclosed all material, non-public information (if any) provided up to such time to each Investor by the Company or any of its officers, directors, employees or agents. In addition, upon the filing of the Cleansing Release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated hereby or as otherwise disclosed in the Cleansing Release, whether written or oral, between the Company, or any of its officers, directors, affiliates, employees or agents, on the one hand, and any of the Investors or any of their affiliates, on the other hand, shall terminate.

6.2            Conditions Precedent to the Obligations of the Company. The obligation of the Company to issue a Note to an Investor at the Closing is subject to the satisfaction or waiver by the Company, at or before such Closing, of each of the following conditions:

 (a)            Representations and Warranties. The representations and warranties of such Investor contained herein shall be true and correct in all material respects as of the date when made and as of such Closing Date as though made on and as of such date;

 (b)            Performance. Such Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Investor at or prior to the Closing; and

 (c)            No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

7.            Post-Closing Items. Within thirty (30) days of the Closing of the first Tranche, the Company shall deliver a duly executed certificate of an officer of the Company appending thereto (A) copies of duly executed resolutions or consents, of the directors, approving and consenting to such party’s execution, performance of its obligations under the Transaction Documents and the transaction contemplated thereby, (B) a certificate of good standing from the State of Delaware or equivalent document dated no more than five days prior to the date of such officer’s certificate, in respect of such party, (C) true and correct copies of the organizational documents of such party, and (D) incumbency signatures of such party. Failure to provide such officer’s certificate with the require appended exhibits shall constitute an Event of Default.

8.            TERMINATION

8.1            Events of Termination. This Agreement:

 (a)            may be terminated:

(i)            by the Requisite Holder on the occurrence or existence of a Securities Termination Event, Event of Default or a Change of Control; or

(ii)            by the mutual written consent of the Company and the Requisite Holder, at any time;

8.2            Automatic Termination. This Agreement will automatically terminate, without further action by the parties, at the time after the Closing that the Aggregate Principal Amount outstanding under the Notes and any accrued but unpaid interest is reduced to zero (0), whether as a result of Conversion or repayment by the Company in accordance with the terms of this Agreement and the Notes.

8.3            Effect of Termination.

 (a)            Subject to Section 8.3(b), each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

 (b)            If the Requisite Holder terminates this Agreement under Section 7.3(c):

(i)            each Investor may declare, by notice to the Company, all outstanding obligations by the Company to such Investor under the Transaction Documents to be due and payable (including, without limitation, the immediate repayment of any Principal Amount outstanding under a Note plus accrued but unpaid interest) without presentment, demand, protest or any other notice of any kind, all of which are expressly waived by the Company, anything to the contrary contained in this Agreement or in any other Transaction Document notwithstanding; and

(ii)            the Company must within ten (10) Business Days of such notice being received, pay to each Investor in immediately available funds the outstanding Principal Amount of their Note plus all accrued interest thereon (if any), unless this Agreement has been terminated as a result of an Event of Default and provided that (A) subsequent to the termination under Section 8.1(a)(i), such Investor is not prohibited by Law or otherwise from exercising its conversion rights pursuant to this Agreement or the Notes, (B) such Investor actually exercises its conversion rights under this Agreement or its Note, and (C) the Company otherwise complies in all respects with its obligation to issue Conversion Shares in accordance with the Notes (which obligation will survive termination). Such payments shall be subject to the provisions of Section 2.4 hereof.

 (c)            Upon termination of this Agreement, no Investor will be required to fund any further amount after the date of termination of the Agreement, provided that termination will not affect any undischarged obligation under this Agreement, and any obligation of the Company to pay or repay any amounts owing to the Investor hereunder and which have not been repaid at the time of termination.

 (d)            Nothing in this Agreement will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other Party of its obligations under this Agreement.

9.            RESERVED

10.            RIGHTS TO FUTURE STOCK ISSUANCES. Subject to the terms and conditions of this Section 10 and applicable securities laws, if at any time during the period ending 36 months after the date of the initial Closing, the Company proposes to offer or sell any New Securities, the Company shall first offer to the Investors the opportunity to purchase up to twenty percent (20%) of such New Securities. Such offer may only be accepted with the prior written approval of an Investor. If accepted by an Investor, it shall be afforded the opportunity to purchase its Pro Rata Portion (as defined below). The Investors shall be entitled to apportion the right of first offer hereby granted to them in such proportions as they deem appropriate among themselves and their Affiliates.

10.1         The Company shall give notice no fewer than ten (10) Business Days in advance of the proposed date of the sale of New Securities (the “Information Notice”) to the Requisite Holder and each Investor, requesting if such Requisite Holder and Investors would desire to receive further information regarding the proposed sale. In the event that any Investor does not affirmatively respond to the Information Notice within two (2) Business Days of receipt thereof, the Company may proceed with the sale; provided that obligations and rights set forth in this Section 10 shall not be in force and effective for a period with respect to any non-affirming Investor for a period of 45 days following the delivery of the Information Notice; provided, further that the obligations and rights set forth in this Section 10 shall automatically renew following the expiration of such period. If an Investor affirmatively responds to the Information Notice, such sale shall be subject to the obligations and rights set forth in this Section 10.

10.2         The Company shall give notice no fewer than two (2) Business Days following receipt of an affirmative response to the Information Notice (the “Offer Notice”) to the Requisite Holder and each Investor, stating (a) its bona fide intention to offer such New Securities, (b) the number of such New Securities to be offered, and (c) the price and terms, if any, upon which it proposes to offer such New Securities.

10.3         By notification to the Company within five (5) days after the Offer Notice is given, the Requisite Holder and each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, their Pro Rata Portion of up to twenty percent (20%) of such New Securities. “Pro Rata Portion” means the ratio of (x) Securities purchased on the Closing Date by an Investor participating under this Section 10.3 and (y) the sum of the aggregate Securities purchased on the Closing Date by all Investors participating under this 10.3. The closing of any sale pursuant to this Section 10 shall occur within the later of sixty (60) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 10.4.

10.4         The Company may, during the sixty (60) day period following the expiration of the period provided in Section 10.3, offer and sell the remaining portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 10.

10.5         The right of first offer in this Section 10 shall not be applicable to offers, issuances, sales or other transactions related to Exempted Securities, or any New Securities registered for sale under the 1933 Act.

11.          GENERAL PROVISIONS

11.1          Fees and Expenses. Prior to the date of this Agreement, the Company has paid the Lead Investor $12,000 as an advance on the $15,000 due diligence the balance of which shall be payable at the initial Closing. At the initial Closing, the Company shall reimburse the Lead Investor up to an additional $60,000 reasonable fees and disbursements of Lucosky Brookman LLP, it being understood that Lucosky Brookman LLP has not rendered any legal advice to the Company in connection with the transactions contemplated hereby and that the Company has relied for such matters on the advice of its own counsel. Except as specified above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Notes.

11.2         Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 5:00 p.m. (New York time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:

Email:
Attention:

With a copy (which shall not constitute notice) to:

Attention:

If to an Investor, such address set forth on the signature page hereto executed by such Investor;

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

11.3         Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

11.4         Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delwaware, without reference to principles of conflict of laws or choice of laws that would result in the application of the substantive laws of another jurisdiction.

11.5         Jurisdiction and Venue. Any action, proceeding or claim arising out of, or relating in any way to this Agreement shall be brought and enforced in the New York Supreme Court, County of New York (Commerical Division), or in the United States District Court for the Southern District of New York. The Company and the Investors irrevocably submit to the jurisdiction of such courts, which jurisdiction shall be exclusive, and hereby waive any objection to such exclusive jurisdiction or that such courts represent an inconvenient forum. The prevailing party in any such action shall be entitled to recover its reasonable and documented attorneys’ fees and out-of-pocket expenses relating to such action or proceeding.

11.6         WAIVER OF RIGHT TO JURY TRIAL. THE COMPANY AND THE INVESTORS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

11.7         Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Securities.

11.8         Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

11.9         Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Requisite Holders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

11.10       Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

11.11       Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Company and the Investors and their respective successors and assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Requisite Holders. Each Investor may assign any or all of its rights under this Agreement to any Person to whom such Investor assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Investor” and such transferee is an accredited investor.

11.12       Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

11.13       Counterparts. This Agreement may be executed in identical counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. Signature pages delivered by facsimile or e-mail shall have the same force and effect as an original signature.

11.14       Specific Performance. The Company acknowledges that monetary damages alone may not be adequate compensation to the Investors for a breach by the Company of this Agreement and the Requisite Holders may seek an injunction or an order for specific performance from a court of competent jurisdiction if the Company fails to comply in any material respect or threatens not to comply in any material respect with this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the date first set forth above.

COMPANY:

phoenix motor inc.

By:	/s/Xiaofeng Peng
Name:	Xiaofeng Peng
Title:

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Investor: JAK OPPORTUNITIES II LLC

Signature of Authorized Signatory of Investor: /s/Antonio Ruiz-Gimenez

Name of Authorized Signatory: Antonio Ruiz-Gimenez

Title of Authorized Signatory: Managing Partner

Address for Notice to Investor:	17 State Street
2100
New York, NY 10004

Address for Delivery of Securities to Investor (if not same as address for notice):

Funding Amount:

Principal amount of Note:

EIN Number:

EXHIBIT A

FORM OF NOTE

[See attached]

EXHIBIT B

FLOW OF FUNDS REQUEST

Phoenix Motor Inc. – Securities Purchase Agreement – Flow of Funds Request

In connection with the Securities Purchase Agreement, dated June__, 2023 (the “Agreement”) between Phoenix Motor Inc. (the “Company”), ____________ (the “Investor”) and the other investors signatory thereto, the Company irrevocably authorizes the Investor to distribute such funds as set out below, in the manner set out below, at the Closing.

Capitalized terms used but not otherwise defined in this letter will have the meaning given to such terms in the Agreement.

Item	Amount
Closing	$
$
Total	$

Please transfer the net amount of US $________due at the Closing, to the following bank account:

Bank ID type:

Bank ID:

Bank Name:

Bank Address 1:

Bank Address 2:

Recipient Account (if appropriate enter the IBAN):

Recipient name:

Recipient Address 1:

Recipient Address 2:

Yours sincerely,

Phoenix Motor Inc.

By:
Name
Title